Exhibit 99.1

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS WITHDRAWS 2005 STOCK INCENTIVE PLAN FROM
CONSIDERATION AT ANNUAL SHAREHOLDER MEETING

Alternative Incentive Plans to Be Considered

New York, NY – June 7, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that it has withdrawn its proposed 2005 stock incentive plan (Proposal 3 in the Company’s proxy statement) from shareholder consideration at its annual meeting of shareholders, to be held on June 15, 2005. The Company will consider and discuss alternative incentive compensation plans with shareholders.

“We have heard from a number of our shareholders who have expressed concern about the stock incentive plan described in our annual proxy statement,” stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems. “In response to these concerns, we have decided to withdraw the stock incentive plan from consideration and to weigh alternative incentive compensation structures to attract and retain employees.”

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company's research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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